Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-187241), Form S-3 (No. 333-179170, No. 333-173542, No. 333-165661, No. 333-161881, No. 333-111270), and Form S-8 (No. 333-22217, No. 333-41754, No. 333-53380, No. 333-75060, No. 333-111275 , No. 333-121375, No. 333-139064, No. 333-148458, No. 333-164846, No. 333-173544, No. 333-178025, No. 333-184949, No. 333-197595) of our report dated September 23, 2014, relating to the consolidated financial statements of Overland Storage, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's going concern uncertainty), appearing in this Annual Report (Form 10–K) for the year ended June 30, 2014.
/s/ Moss Adams LLP
San Diego, California
September 23, 2014